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Exhibit 23.1

                            INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Prologic Management Systems, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-89384-LA) on Form S-8 of Prologic Management Systems, Inc. of our report dated June 27, 1997, except for the first paragraph of Note 15 to the consolidated financial statements, which is as of July 17, 1997, relating to the consolidated balance sheet of Prologic Management Systems, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the two-year period ended March 31, 1997, which report appears in the March 31, 1997 annual report on Form 10-KSB of Prologic Management Systems, Inc.

Our report dated June 27, 1997, except for the first paragraph of Note 15 to the consolidated financial statements, which is as of July 17, 1997, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has continued uses of cash from operating activities that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                                KPMG Peat Marwick LLP


Phoenix, Arizona
August 11, 1997